Exhibit 4.7

AMENDMENT TO THE AGREEMENT DATED MARCH 5, 2002

THIS AMENDMENT AGREEMENT is dated for reference the 4th day of November, 2002.

BETWEEN:

LINUXWIZARDRY SYSTEMS, INC.
#1103 - 11871 Horseshoe Way
Richmond, BC V7A 5H5

("Linux")

OF THE FIRST PART

AND:

TERYL RESOURCES CORP.
#1103 - 11871 Horseshoe Way
Richmond, BC V7A 5H5

("Teryl")

OF THE SECOND PART

WHEREAS:

A.	Linux optioned their 50% interest in the Fish Creek Claims for 200,000 shares of Teryl Resources Corp. and expenditures of $500,000 U.S. over a three-year period.

NOW THEREFORE in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.
Linux agrees that in consideration for receiving a mining lease that was not disclosed to Linux at the time of the March 5th, 2002 Agreement (the “Original Agreement”) both parties agree to grant Linux a back in working interest for a 25% interest in the mining lease after Teryl completes the $500,000 expenditures.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

LINUXWIZARDRY SYSTEMS, INC.	TERYL RESOURCES CORP.

“John Robertson”	“John Robertson”

Signature	Signature

John Robertson	John Robertson

Print Name	Print Name

President	President

Title	Title